Exhibit 5.1
November 30, 2005
BTU International, Inc.
23 Esquire Road
North Billerica, MA 01862-2596
Re: BTU International, Inc. Registration Statement on Form S-3
Ladies and Gentlemen:
This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed, on or about the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), for the registration of 1,450,000 shares (the “Shares”), of common stock, par value $0.01 per share (the “Common Stock”), of BTU International, Inc., a Delaware corporation (the “Company”).
We have acted as counsel for the Company in connection with the filing of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.
The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.
The Company has the authority pursuant to its certificate of incorporation to issue up to 25,000,000 shares of Common Stock. Upon adoption by the Board of Directors of the Company, or a duly authorized committee thereof, of resolutions, in form and content as required by applicable law, and upon issuance and delivery of and payment for newly issued shares in the manner contemplated by the Registration Statement and any prospectus and prospectus supplement related thereto and by such resolution, the Shares will be validly issued, fully paid and nonassessable.
We assume for purposes of this opinion that (i) the Company is and will remain duly organized, validly existing and in good standing under applicable state law, (ii) the consideration per Share will not be less than the par value of such Share and (iii) the number of Shares issued pursuant to the Registration Statement, together with the number of shares outstanding or reserved at the time of issuance, will not exceed the respective number of shares authorized by the Company’s certificate of incorporation in effect at the time of such issuance.

BTU International, Inc.	-2-	November 30, 2005
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in any related prospectus or prospectus supplement under the caption “Validity of Common Stock.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.
This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
Very truly yours,
Ropes & Gray LLP